As filed with the Securities and Exchange Commission on June 28, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARETEUM CORPoration

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4557538 (I.R.S. Employer identification No.)

1185 Avenue of the Americas, 37th Floor, New York, NY 10036

(Address of principal executive offices) (Zip Code)

PARETEUM CORPORATION

2018 LONG-TERM INCENTIVE COMPENSATION PLAN

(full title of the plan)

Robert H. Turner, Executive Chairman

Pareteum Corporation

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

(Name and address of agent for service)

(212) 984-1096

(Telephone number, including area code, of agent for service)

With a copy to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Phone (212) 930-9700

Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, par value $0.00001 per share	7,500,000(2)	$2.50	$18,750,000	$2,272.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents an automatic increase to the number of shares available for issuance under the 2018 Long-Term Incentive Compensation Plan (the “Plan”) effective January 1, 2019. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2018 (Registration No. 333-227789). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the Plan on the basis of the average of the high and low sale prices of the common stock as reported on The Nasdaq Capital Market as of June 24, 2019, a date within five business days prior to filing this Registration Statement.
(4)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) relates to 7,500,000 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Pareteum Corporation (the “Registrant,” the “Company,” “we,” “us” or “our”), which are issuable pursuant to the Registrant's 2018 Long-Term Incentive Compensation Plan, as amended (the “Plan”), pursuant to its automatic increase provision.

 PART I

Item 1. Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Robert H. Turner

Pareteum Corporation

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

(212) 984-1096

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that we filed with the SEC on March 18, 2019;

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that we filed with the SEC on May 10, 2019;

Our Current Reports on Form 8-K filed with the SEC on February 13, 2019, February 26, 2019; March 12, 2019, May 24, 2019, and on Form 8-K/A filed with the SEC on March 12, 2019 and June 13, 2019;

The description of our Common Stock contained in our registration statement on Form 8-A filed on November 30, 2011 (Registration no. 001-35360) with the SEC, including any amendment or report filed for the purpose of updating such description;

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement and the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Susan Love, c/o Pareteum Corporation., at 1185 Avenue of the Americas, 37th Floor, New York, New York 10036. Our telephone number is (212) 984-1096.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain legal matters in connection with this registration statement will be passed upon for the Registrant by Sichenzia Ross Ference LLP of New York, New York. Sichenzia Ross Ference LLP or certain members or employees of Sichenzia Ross Ference LLP may be issued shares of common stock under the Plan.

Item 6. Indemnification of Directors and Officers

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Index

EXHIBIT NUMBER	EXHIBIT

5.1	Opinion of Sichenzia Ross Ference LLP *

10.1	Pareteum Corporation 2018 Long-Term Incentive Compensation Plan, as amended *

23.1	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1) *

23.2	Consent of Squar Milner LLP *

23.3	Consent of BDO USA LLP *

23.4	Consent of Grant Thornton LLP *

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements to a filing on Form S-8 and authorized this filing to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on June 28, 2019.

PARETEUM CORPORATION

By:	/s/ Robert H. Turner
Robert H. Turner
Chief Executive Officer Executive Chairman (Principal Executive Officer)

By:	/s/ Edward O’Donnell
Edward O’Donnell
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Company, hereby constitute and appoint Robert H. Turner and Edward O’Donnell and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-8 (or other appropriate form) relating to the offer and sale of common stock of the Company pursuant to the Plans (or any and all amendments, including post-effective amendments, to such registration statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert H. Turner	Chief Executive Officer and Executive Chairman	June 28, 2019
Robert H. Turner	(Principal Executive Officer)

/s/ Edward O’Donnell	Chief Financial Officer	June 28, 2019
Edward O’Donnell	(Principal Financial and Accounting Officer)

/s/ Yves van Sante	Director	June 28, 2019
Yves van Sante

/s/ Robert L. Lippert	Director	June 28, 2019
Robert L. Lippert

/s/ Luis Jimenez-Tuñon	Director	June 28, 2019
Luis Jimenez-Tuñon